News Release
 CONTACT:
Cameron Golden
Vice President of Investor Relations and Corporate Communications
(404) 407-1984
camerongolden@cousinsproperties.com
website address: www.cousinsproperties.com

COUSINS PROPERTIES ANNOUNCES REDEMPTION OF 7.75% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

ATLANTA — (April 11, 2013) — Cousins Properties Incorporated (NYSE: CUZ) announced today that it will redeem all 2,993,090 issued and outstanding shares of 7.75% Series A Cumulative Redeemable Preferred stock (the “Series A Preferred Stock”).
The redemption date (the “Redemption Date”) will be May 13, 2013. The Series A Preferred Stock (NYSE: CUZ PR A - CUSIP: 222795304) will be redeemed in whole at the par value of $25.00 per share of Series A Preferred Stock (the “Redemption Price”). The Redemption Price does not include the $0.484375 per share quarterly dividend that will be paid separately on or before May 15, 2013 to holders of record of the Series A Preferred Stock on May 1, 2013. From and after the Redemption Date, dividends on the Series A Preferred Stock will cease to accrue and the only remaining right of the holders of shares of the Series A Preferred Stock will be to receive payment of the Redemption Price and such quarterly dividend.
The notice of redemption will be mailed to holders of record of the Series A Preferred Stock on April 11, 2013. Questions relating to the notice of redemption should be directed to American Stock Transfer & Trust Company, LLC, the Company’s transfer agent and the paying agent (the “Redemption Agent”) for the redemption of the Series A Preferred Stock. The address of the Redemption Agent is American Stock Transfer & Trust Company, LLC, Corporate Actions Group, 6201 15th Avenue, Brooklyn, NY 11219.
Cousins Properties Incorporated is a leading diversified real estate company with extensive experience in development, acquisition, financing, management and leasing. Based in Atlanta, the Company actively invests in office and retail projects. Since its founding in 1958, Cousins has developed 20 million square feet of office space and 20 million square feet of retail space. Cousins has built and maintained an industry-wide reputation for innovative and sustainable developments, premium management services and top quality leadership. Cousins Properties is a fully integrated equity real estate investment trust (REIT) and trades on the New York Stock Exchange under the symbol CUZ.
This press release does not constitute an offer of any securities for sale. Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk and actual results may differ materially from projections. Readers should carefully review Cousins’ financial statements and notes thereto, as well as the risk factors described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other documents Cousins files from time to time with the Securities and Exchange Commission. Such forward-looking statements are based on current expectations and speak as of the date of such statements. Cousins undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.